Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial statements are based on the separate historical financial statements of Investar Holding Corporation (“Investar”) and Citizens Bancshares Inc. (“Citizens”) and are adjusted to give effect to the July 1, 2017 acquisition of Citizens.

The unaudited pro forma condensed combined balance sheet as of June 30, 2017 is presented as if the merger with Citizens and the transactions that occurred therewith had occurred on June 30, 2017. The unaudited pro forma condensed combined income statements for the year ended December 31, 2016 and the six months ended June 30, 2017 are presented as if the merger and transactions that occurred therewith had occurred on January 1, 2016. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.

The acquisition has been accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”) 805 - Business Combinations. Under the acquisition method of accounting, the total purchase consideration of the acquisition is allocated to the tangible assets and identifiable intangible assets and liabilities assumed based on their relative fair values. The excess of the purchase consideration over the net tangible and identifiable intangible assets is recorded as goodwill. The purchase price allocation is preliminary because valuation of the net tangible and identifiable intangible assets is still being finalized. Accordingly, the pro forma adjustments related to the purchase price allocation and certain other adjustments are preliminary and have been made solely for the purpose of preparing the unaudited pro forma condensed combined financial statements. The estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date).

The pro forma condensed combined financial statements do not necessarily reflect what the combined companies’ financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not intended to represent or be indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been achieved if Investar and Citizens had been a combined company during the period presented. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined statement of operations does not reflect any operating efficiencies and/or cost savings that the Company may achieve with respect to the combined companies.

These unaudited pro forma condensed combined financial statements should be read in conjunction with Investar’s historical consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as Citizens’ historical consolidated financial statements and related notes for the year ended December 31, 2016 which are included as Exhibit 99.1 to this Current Report filed on Form 8-K/A.

INVESTAR HOLDING CORPORATION
PRO FORMA CONDENSED COMBINED BALANCE SHEETS
As of June 30, 2017
(Amounts in thousands, except share data)
(Unaudited)

	Historical
	Investar Holding Corporation	Citizens Bancshares, Inc.	Pro Forma Adjustments		Pro Forma Combined

ASSETS
Cash and cash equivalents	$34,961	$44,565	$(45,800)	(1)	$33,726
Available for sale securities	183,584	70,038	(141)	(2)	253,481
Held to maturity securities	19,460	—	—		19,460
Loans	932,960	131,894	(1,559)	(3)	1,063,295
Less: allowance for loan losses	(7,320)	(1,972)	1,972	(4)	(7,320)
Net loans	925,640	129,922	413		1,055,975
Other equity securities	7,025	—	—		7,025
Bank premises and equipment	31,510	1,993	1,344	(5)	34,847
Other real estate owned, net	3,830	429	—		4,259
Accrued interest receivable	3,197	652	—		3,849
Deferred tax asset	2,343	828	(315)	(6)	2,856
Goodwill	2,684	—	7,403	(7)	10,087
Other intangible assets	529	—	1,462	(8)	1,991
Bank owned life insurance	7,297	801	—		8,098
Other assets	3,466	594	—		4,060
Total assets	$1,225,526	$249,822	$(35,634)		$1,439,714

LIABILITIES
Deposits:
Noninterest-bearing	$130,625	$43,255	$—		$173,880
Interest-bearing	764,200	168,723	210	(9)	933,133
Total deposits	894,825	211,978	210		1,107,013
Advances from Federal Home Loan Bank	109,285	—	—		109,285
Repurchase agreements	36,745	—	—		36,745
Subordinated debt, net of unamortized issuance costs	18,145	—	—		18,145
Junior subordinated debt	3,609	—	—		3,609
Accrued taxes and other liabilities	12,121	2,000	—		14,121
Total liabilities	1,074,730	213,978	210		1,288,918

STOCKHOLDERS’ EQUITY
Total stockholders’ equity	150,796	35,844	(35,844)		150,796
Total liabilities and stockholders’ equity	$1,225,526	$249,822	$(35,634)		$1,439,714
See accompanying notes to the unaudited pro forma condensed combined financial statements.

INVESTAR HOLDING CORPORATION
PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
For the six months ended June 30, 2017
(in thousands, except share data)
(Unaudited)

	Historical
	Investar Holding Corporation	Citizens Bancshares, Inc.	Pro Forma Adjustments		Pro Forma Combined

Interest and fee income	$22,937	$4,193	$42	(10)	$27,172
Interest expense	4,775	522	(25)	(11)	5,272
Net interest income	18,162	3,671	67		21,900
Provision for loan losses	725	—	—		725
Net interest income after provision for loan losses	17,437	3,671	67		21,175
Noninterest income	1,686	497	—		2,183
Noninterest expense	13,612	3,669	(1,038)	(12), (13), (14)	16,243
Income before income tax expense	5,511	499	1,105		7,115
Income tax expense	1,724	211	387	(15)	2,322
Net Income	$3,787	$288	$718		$4,793

Earnings per share:
Basic earnings per share	$0.48	$3.55			$0.60
Diluted earnings per share	$0.47	$3.55			$0.60
Average common shares outstanding
Basic	7,950,049	109,255	(109,255)		7,950,049
Diluted	8,027,296	109,255	(109,255)		8,027,296
See accompanying notes to the unaudited pro forma condensed combined financial statements.

INVESTAR HOLDING CORPORATION
PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
For the year ended December 31, 2016
(in thousands, except share data)
(Unaudited)

	Historical
	Investar Holding Corporation	Citizens Bancshares, Inc.	Pro Forma Adjustments		Pro Forma Combined

Interest and fee income	$43,152	$8,461	$79	(10)	$51,692
Interest expense	8,413	1,013	(138)	(11)	9,288
Net interest income	34,739	7,448	217		42,404
Provision for loan losses	2,079	—	—		2,079
Net interest income after provision for loan losses	32,660	7,448	217		40,325
Noninterest income	5,468	911	—		6,379
Noninterest expense	26,639	5,183	284	(12), (13)	32,106
Income before income tax expense	11,489	3,176	(67)		14,598
Income tax expense	3,609	1,018	(23)	(15)	4,604
Net Income	$7,880	$2,158	$(44)		$9,994

Earnings per share:
Basic earnings per share	$1.11	$19.75			$1.41
Diluted earnings per share	$1.10	$19.75			$1.40
Average common shares outstanding
Basic	7,107,187	109,255	(109,255)		7,107,187
Diluted	7,149,834	109,255	(109,255)		7,149,834
See accompanying notes to the unaudited pro forma condensed combined financial statements.

INVESTAR HOLDING CORPORATION
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
NOTE 1. BASIS OF PRESENTATION
Effective July 1, 2017, Investar Holding Corporation (NASDAQ: ISTR) (“Investar”), the holding company for Investar Bank, completed its acquisition of Citizens Bancshares, Inc. (“Citizens”), the parent company for Citizens Bank, Ville Platte, Louisiana.
The acquisition was completed pursuant to the terms of the Agreement and Plan of Reorganization (the “Merger Agreement”), dated March 8, 2017, by and among Investar, Citizens, and Investar Acquisition Company, a Louisiana corporation and wholly-owned subsidiary of Investar (“Merger Subsidiary”). Pursuant to the Merger Agreement, the Merger Subsidiary was merged with and into Citizens, with Citizens as the surviving corporation. Immediately following the initial merger, Citizens was merged with and into Investar, with Investar as the surviving corporation and Citizens Bank was merged with and into Investar Bank, with Investar Bank surviving the merger.
Under the terms of the Merger Agreement, all of the issued and outstanding shares of Citizens common stock were converted into the right to receive an aggregate amount of cash consideration equal to $45.8 million, or approximately $419.20 in exchange for each share of Citizens common stock that was outstanding immediately prior to the effective time of the acquisition.
The unaudited pro forma condensed combined balance sheet and statements of income, including per share data, are presented after giving effect to the merger. The pro forma financial information assumes that the merger with Citizens occurred on January 1, 2016 for purposes of the unaudited pro forma condensed combined statement of income and on June 30, 2017 for the purposes of the unaudited pro forma condensed combined balance sheet and gives effect to the merger, for purposes of the unaudited pro forma condensed combined statement of income, as if it had been effective during the entire period.
The merger will be accounted for using the acquisition method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill.
The pro forma financial information includes estimated adjustments to record the assets and liabilities of Citizens at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein will likely be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after completion of a final analysis to determine the fair values of Citizens’ tangible and identifiable intangible assets and liabilities as of the closing date and any differences could be material.
NOTE 2. PRO FORMA ADJUSTMENTS
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current valuations, estimates and assumptions that are subject to change and such change could be material.

1.	Cash consideration paid to the shareholders of Citizens.

2.	Fair value adjustment on investment securities available for sale based on quoted market prices or prices quoted for similar financial instruments.

3.
Adjustment represents the fair value adjustments of loans. The purchase accounting adjustment for the acquired loan portfolio is based on (1) current market interest rates and (2) Investar’s initial evaluation of credit deterioration identified in Citizens’ loan portfolio.

4.
Adjustment reflects elimination of Citizens historical allowance for loan losses. Purchased loans acquired in a business combination are required to be recorded at fair value and the recorded allowance of the acquired company may not be carried over.

5.	Adjustment reflects the fair value of fixed assets acquired.

6.	Deferred taxes associated with the adjustments to record the assets and liabilities of Citizens at fair value were recognized using Investar’s statutory rate of 35%.

7.	Goodwill of $7.4 million was recorded as a result of the total purchase price paid by Investar and the fair value of assets purchased exceeding the fair value of liabilities assumed.

8.
Adjustment represents the recognition of the fair value of acquired core deposit intangible. The core deposit intangible is calculated as the present value of the difference between a market participant’s cost of obtaining alternative funds and the cost to maintain the acquired deposit base.

9.	Adjustment reflects the fair value premium on time deposits which was calculated by discounting future contractual payments at a current market interest rate.

10.
Interest income on loans was adjusted to reflect the amortization of the loan premium and the accretion of the credit discount on a level-yield method over the estimated remaining terms to maturity of the loans acquired.

11.	Interest expense on deposits was adjusted to reflect the amortization of the time deposit fair value premium over the remaining life of the deposits.

12.
Represents the amortization of the core deposit intangible over an estimated useful life of ten years using the sum of the years digits method assuming the merger closed on January 1, 2016. The estimated amount of the amortization is $120,000 for the six months ended June 30, 2017 and $266,000 for the year ended December 31, 2016.

13.
Adjustment represents the additional depreciation expense related to the fair value of fixed assets acquired. The estimated amount of additional depreciation is $9,000 for the six months ended June 30. 2017 and $18,000 for the year ended December 31, 2016.

14.	Adjustment represents the elimination of historical nonrecurring transaction costs of $1,217,000 incurred during the six months ended June 30, 2017 that directly related to the Citizens acquisition.

15.	Adjustment represents the net federal tax effect of the pro forma adjustments using Investar’s statutory tax rate of 35%.
NOTE 3. PRO FORMA ALLOCATION OF PURCHASE PRICE
The following table shows the pro forma allocation of the consideration paid for Citizens’ common equity to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the transaction.

Purchase price:
Cash paid	$45,800

Fair value of assets acquired:
Cash and cash equivalents	44,565
Investment securities	69,897
Net loans	130,335
Bank premises and equipment	3,337
Other intangible assets	1,462
Other assets	2,989
Total assets acquired	252,585

Fair value of liabilities acquired:
Deposits	212,188
Other liabilities	2,000
Total liabilities assumed	214,188

Fair value of net assets acquired	38,397
Preliminary pro forma goodwill	$7,403